Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-155655, 333-118292, 333-118291, 333-78355, 333-44489, 333-5912 and 333-5910) on Form S-8 of Balchem Corporation and subsidiaries of our report dated February 27, 2015 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Balchem Corporation for the year ended December 31, 2014.

/s/ McGladrey LLP
New York, New York
February 27, 2015